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                                                                  EXHIBIT 10.1.2




















                  ANSELL CASH BALANCE PENSION RESTORATION PLAN

                  Amended and Restated Effective June 30, 1998







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

                                TABLE OF CONTENTS

1.       Introduction........................................................1

2.       Definitions.........................................................1

3.       Administration......................................................2

4.       Eligibility.........................................................2

5.       Amount of Benefits..................................................2

6.       Payment of Benefits.................................................4

7.       Participant's Rights................................................4

8.       Actuarial Equivalents...............................................5

9.       Amendment and Discontinuance........................................6

10.      Restriction on Assignment...........................................6

11.      Continued Employment................................................6

12.      Liability of Pension Committee......................................7

13.      Indemnification.....................................................7

14.      Termination of Service for Dishonesty...............................7

15.      Binding on Employers, Participants and Their Successors.............7

16.      Rights of Affiliates to Participate.................................8

17.      Law Governing.......................................................8




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                  ANSELL CASH BALANCE PENSION RESTORATION PLAN

                  Amended and Restated Effective June 30, 1998

1.       Introduction

         The Ansell Edmont Industrial Inc. Restoration of Retirement Income Plan (hereinafter referred to as the "Restoration Plan") was established effective May 1, 1991 by Ansell Edmont Industrial Inc. (which was renamed Ansell Protective Products Inc. effective July 1, 1998) to provide pension and pension-related benefits to certain employees of Ansell Edmont Industrial Inc. who were participants in the Ansell Edmont Industrial Inc. Retirement Plan (the "Retirement Plan") and whose benefits under the Retirement Plan were limited due to certain restrictions in the Internal Revenue Code of 1986, as amended (the "Code"). The Retirement Plan was amended and restated effective July 1, 1997 to be a cash balance pension plan, and the name of the Retirement Plan was changed to the Ansell Edmont Industrial Inc. Cash Balance Pension Plan (the "Edmont Cash Balance Plan") as of that date.

         Effective June 30, 1998, the Ansell Cash Balance Retirement Plan (which was maintained by Ansell Perry Inc. for its employees and the employees of Ansell Incorporated) was merged into the Edmont Cash Balance Plan, and the name of the Edmont Cash Balance Plan was changed to the Ansell Cash Balance Pension Plan (hereinafter referred to as the "Basic Plan"). In connection with that merger, effective June 30, 1998, the Restoration of Ansell Cash Balance Retirement Plan is hereby merged into the Restoration Plan, and the name of the Restoration Plan is hereby changed to the ANSELL CASH BALANCE PENSION RESTORATION PLAN.

          This Restoration Plan is maintained by Ansell Protective Products Inc. to provide pension and pension-related benefits to certain employees of Ansell Protective Products Inc. and Ansell Healthcare Products Inc. (which was created as the result of the merger of Ansell Perry Inc. and Ansell Incorporated on July 1, 1998) who are Participants in the Basic Plan and whose benefits under the Basic Plan are restricted by the fact that the term "Compensation" in the Basic Plan excludes amounts deferred under the Deferred Compensation Plan (as defined below) and/or by the restrictions of Sections 401(a)(17) and 415 of the Code, so that the total pension and pension-related benefits of such Participants can be determined on the same basis as all other Participants in the Basic Plan. Ansell Protective Products Inc. and Ansell Healthcare Products Inc. shall hereinafter be referred to collectively as the "Companies."

2.       Definitions

         Capitalized terms used in this Restoration Plan shall have the meanings assigned to such terms in the Basic Plan. In addition, the following terms, when used in this Restoration Plan, shall be defined as follows:

          (a) "Deferred Compensation Plan" means the non-qualified deferred compensation plan maintained by Ansell Protective Products Inc. for the benefit of certain executives and other management level employees of the Companies. As of the


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                  Effective Date, the "Deferred Compensation Plan" means the
                  Ansell Deferred Compensation Plan and any successors to such plan.

          (b) "Effective Date" means June 30, 1998 with respect to this amendment and restatement.

          (c) "Employers" means the Companies and any other affiliates or subsidiaries of the Companies that adopt this Restoration Plan for the benefit of their eligible employees by approval of their boards of directors and the Boards of Directors of the Companies. As of the Effective Date, the Companies are the only participating Employers hereunder.

3.       Administration

         Ansell Protective Products Inc. is the sponsor of this Restoration Plan. This Restoration Plan shall be administered by a committee (the "Pension Committee"), which shall, unless the Companies' Boards of Directors appoint different members, consist of the same members as the committee that administers the Basic Plan. The Pension Committee shall administer this Restoration Plan in a manner consistent with the administration of the Basic Plan, as from time to time amended and in effect, except that this Restoration Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended. The Pension Committee shall have full power and authority to interpret, construe and administer this Restoration Plan and the Pension Committee's interpretations and constructions thereof, and all actions hereunder, including the amount or recipient of the payments to be made therefrom, shall be binding and conclusive on all persons for all purposes.

4.       Eligibility

         Participants in the Basic Plan whose pension or pension-related benefits under the Basic Plan are limited by (i) the provisions thereof relating to the maximum benefit limitations of Section 415 of the Code (the "415 Limit"),
(ii) the limitation on includible Compensation under Section 401(a)(17) of the Code as adjusted and/or amended from time to time (the "401(a)(17) Limit") and/or (iii) the definition of the term "Compensation" in the Basic Plan excluding amounts deferred under the Deferred Compensation Plan shall, if selected for participation by the Pension Committee, be eligible for benefits under this Restoration Plan. In no event shall a Participant who is not entitled to benefits under the Basic Plan be eligible for benefits under this Restoration Plan. Notwithstanding any provision in the Restoration Plan to the contrary, the eligibility of all Participants in the Restoration Plan is subject to the discretion of the Pension Committee.

5.       Amount of Benefits

         The benefits payable to a Participant or his or her Beneficiary or Beneficiaries under this Restoration Plan shall be equal to the excess, if any, of:

          (a) The benefits that would have been paid on or after the Effective Date to such Participant, or on his or her behalf to his or her Beneficiary or Beneficiaries, under the Basic Plan, if the provisions of the Basic Plan were administered: (i) by




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                 including amounts deferred under the Deferred Compensation Plan in the term "Compensation" in the Basic Plan and (ii) without regard to the 415 Limit or the 401(a)(17) Limit; over

          (b) The benefits that are payable to such Participant, or on his or her behalf to his or her Beneficiary or Beneficiaries, under the Basic Plan.

         In making this computation, it is intended that the recipient should receive approximately an amount from this Restoration Plan which would enable him or her to purchase an individual annuity that would produce a monthly benefit, after payment of applicable Federal, state and local income taxes on the distribution from this Restoration Plan assuming a 25% tax rate, equal to the monthly benefit, after payment of such income taxes, that the recipient would have received under the Basic Plan (i) had the definition of the term "Compensation" in the Basic Plan included amounts deferred under the Deferred Compensation Plan and (ii) had Sections 415 and 401(a)(17) of the Code not been applicable thereto, less the benefits which are payable under the Basic Plan. For these purposes, 125% of the benefit will be payed, regardless of the participant's actual taxes.

         Benefits payable under this Restoration Plan to any recipient shall be computed in accordance with the foregoing and with the objective that such recipient should receive under this Restoration Plan and the Basic Plan that total amount which would have been payable to that recipient solely under the Basic Plan (i) had the definition of the term "Compensation" in the Basic Plan included amounts deferred under the Deferred Compensation Plan and (ii) had the 415 Limit and the 401(a)(17) Limit not been applicable thereto. In the event that the maximum amount of retirement income limitation of Section 401(a)(17) or
Section 415 of the Code as set forth in the Basic Plan is increased after the date of commencement of the Participant's retirement income under the Basic Plan due to any cost-of-living adjustment announced by the Internal Revenue Service pursuant to the provisions of Section 401(a)(17) or Section 415(d) of the Code and if, as a result of such increase, the amount of retirement income or other benefit payable under the Basic Plan is increased, the amount of the retirement income or other benefit payable to or on behalf of the Participant under this Restoration Plan will be correspondingly reduced. If, because the date that the amount of such cost-of-living adjustment announced by the Internal Revenue Service is after the effective date of such adjustment, or because of any other reason the Participant or his or her Beneficiary has received a retroactive increase in the amount of the benefit payable on his or her behalf under the Basic Plan that causes the benefits that he or she receives under this Restoration Plan to be in excess of the amounts that are due under this Restoration Plan, the excess of the benefits that have actually been paid to or on behalf of the Participant under this Restoration Plan over the amounts that are due under this Restoration Plan shall be forfeited and must be refunded to the respective Company or other Employer by the Participant or, if applicable, his or her Beneficiary or Beneficiaries, in a manner suitable to the Pension Committee.

6.       Payment of Benefits

         Payment of benefits under this Restoration Plan shall be made only when the Participant, or his or her Beneficiary or Beneficiaries, begins to receive distribution of the Participant's benefits under the Basic Plan or as soon as practicable thereafter. Payments shall be made in the




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same manner as the Participant's benefits under the Deferred Compensation Plan are paid, or if the Participant does not have a benefit under the Deferred Compensation Plan, in one lump-sum payment or, at the election of the Participant, in either 60 or 120 equal monthly installments. The Pension Committee, in its full discretion, shall utilize reasonable actuarial assumptions in converting the Participant's Restoration Plan benefit to the applicable form of payment. The applicable Employer shall withhold from any payment hereunder all amounts of Federal and state taxes (including FICA and Medicare taxes) required by law to be withheld.

7.       Participant's Rights

         A Participant or Beneficiary who feels he or she is being denied any benefit or right provided under this Restoration Plan must file a written claim with the Pension Committee. All such claims shall be submitted on a form provided by the Pension Committee which shall be signed by the claimant and shall be considered filed on the date the claim is received by the Pension Committee.

         Upon the receipt of such a claim and in the event the claim is denied, the Pension Committee shall, within 90 days after its receipt of such claim, provide such claimant a written statement which shall be delivered or mailed to the claimant by certified or registered mail to his or her last known address, which statement shall contain the following:

          (a)    the specific reason or reasons for the denial of benefits;

          (b) a specific reference to the pertinent provisions of this Restoration Plan or the Basic Plan upon which the denial is based;

          (c) a description of any additional material or information which is necessary; and

          (d)    an explanation of the review procedure provided below;

provided, however, in the event that special circumstances require an extension of time for processing the claim, the Pension Committee shall provide such claimant with such written statement described above not later than 180 days after receipt of the claimant's claim. In such event, the Pension Committee shall furnish the claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished.

         Within 60 days after receipt of a notice of a denial of benefits as provided above, if the claimant disagrees with the denial of benefits, the claimant or his or her authorized representative must request, in writing, that the Pension Committee review his or her claim and may request to appear before the Pension Committee for such review. In conducting its review, the Pension Committee shall consider any written statement or other evidence presented by the claimant or his or her authorized representative in support of his or her claim. The Pension Committee shall give the claimant and his or her authorized representative reasonable access to all pertinent documents necessary for the preparation of his or her claim.



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         Within 60 days after receipt by the Pension Committee of a written application for review of his or her claim, the Pension Committee shall notify the claimant of its decision by personal delivery or by certified or registered mail to his or her last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Pension Committee shall so notify the claimant of its decision not later than 120 days after receipt of such application, but, in such event, the Pension Committee shall furnish the claimant, within 60 days after its receipt of such application, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that its decision will be furnished. The decision of the Pension Committee shall be in writing and shall include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and shall contain reference to all relevant Restoration Plan provisions on which the decision was based. The decision of the Pension Committee shall be final and conclusive.

         A Participant shall not be entitled to any payment from the trust fund maintained under the Basic Plan on the basis of any benefits to which he or she may be entitled under this Restoration Plan. All benefits payable under this Restoration Plan to or on behalf of any Participant who was employed by either of the Companies shall be paid from the general assets of the respective Company and all benefits payable to or on behalf of any Participant who was employed by any other Employer that has adopted this Restoration Plan with the consent of the Companies shall be paid from the general assets of such Employer. Either Company or any other Employer may, in its sole discretion, establish a separate fund or account to make payment of benefits to a Participant or his or her Beneficiary or Beneficiaries hereunder. Whether or not either Company or such other Employer, in its sole discretion, does establish such a fund or account, no Participant, his or her Beneficiary or Beneficiaries or any other person shall have, under any circumstances, any interest whatever in any particular property or assets of the Companies or of any other Employer by virtue of this Restoration Plan, and the rights of the Participant, his or her Beneficiary or Beneficiaries or any other person who may claim a right to receive benefits under this Restoration Plan shall be no greater than the rights of a general unsecured creditor of the Participant's respective Employer.

8.       Actuarial Equivalents

         In determining actuarially equivalent values for purposes of this Restoration Plan, such actuarial assumptions (including assumptions as to mortality and interest rates) as are adopted by the Pension Committee for the purposes of this Restoration Plan shall be used. Such assumptions may, but need not, be the same as the corresponding assumptions used under the Basic Plan.





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9.       Amendment and Discontinuance

         This Restoration Plan may be amended or discontinued at any time with the approval of the Boards of Directors of the Companies. The Board of Directors of either Company may amend this Restoration Plan at any time with respect to Participants who are employees of such Company without the approval of the Board of Directors of the other Company. However, if this Restoration Plan should be amended or discontinued, the Companies or any other Employers which have adopted this Restoration Plan, as the case may be, shall be liable for any benefits accrued under this Restoration Plan as of the date of such action for Participants who are or have been employed by the Companies, or such other Employers, where such accrued benefits shall be the actuarially determined benefits as of such date of amendment or discontinuance that each Participant or his or her Beneficiary or Beneficiaries is receiving under this Restoration Plan or, with respect to Participants who are in the employment of the Companies or any other Employers that have adopted this Restoration Plan on such date, that each such Participant would have received as of such date under this Restoration Plan if his or her employment had terminated as of the date of amendment or discontinuance.

10.      Restriction on Assignment

         The benefits provided hereunder are intended for the personal security of persons entitled to payment under this Restoration Plan and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of any Participant or his or her Beneficiary or Beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy.

         If a Participant or any other person entitled to a benefit under this Restoration Plan becomes bankrupt or makes an assignment for the benefit of creditors or in any way suffers a lien or judgment against his or her personal assets, or in any way attempts to anticipate, alienate, sell, assign, pledge, encumber or charge a benefit, right or account, then such benefit, right or account in the discretion of the Pension Committee may cease and terminate.

11.      Continued Employment

         Nothing contained in this Restoration Plan shall be construed as conferring upon an employee the right to continue in the employment of either Company or any other Employer in any capacity or as otherwise affecting the employment relationship.





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12.      Liability of Pension Committee

         No member of the Pension Committee shall be liable for any loss unless resulting from his or her own fraud or willful misconduct, and no member shall be personally liable upon or with respect to any agreement, act, transaction or omission executed, committed or suffered to be committed by himself as a member of the Pension Committee or by any other member, agent, representative or employee of the Pension Committee. The Pension Committee and any individual member of the Pension Committee and any agent thereof shall be fully protected in relying upon the advice of the following professional consultants or advisors employed by the Companies or the Pension Committee: any attorney insofar as legal matters are concerned, any accountant insofar as accounting matters are concerned and any actuary insofar as actuarial matters are concerned.

13.      Indemnification

         The Companies hereby indemnify and agree to hold harmless the current and former members of the Pension Committee and all directors, officers, and employees of the Companies and of any other Employers which have adopted this Restoration Plan against any and all parties whomsoever, and all losses therefrom, including without limitation, costs of defense, attorneys' fees and reasonable costs of settlement, based upon or arising out of any act or omission relating to, or in connection with this Restoration Plan other than losses resulting from such person's fraud or willful misconduct.

14.      Termination of Service for Dishonesty

         If a Participant's service with either Company or any other Employer participating in this Restoration Plan is terminated because of dishonest conduct injurious to the Company or such other Employer, or if dishonest conduct injurious to either Company or any other Employer committed by a Participant is determined by the Pension Committee to exist during the lifetime of the Participant and within one year after his or her service with the Company or such other Employer is terminated, the Pension Committee may terminate such a Participant's interest and benefits under this Restoration Plan.

         The dishonest conduct injurious to either Company or any other Employer participating in this Restoration Plan committed by a Participant shall be determined and decided by the Pension Committee only after a full investigation of such alleged dishonest conduct and an opportunity has been given the Participant to appear before the Pension Committee to present his or her case. The decision made by the Pension Committee in such cases shall be final and binding on all Participants and other persons affected by such decision.

15.      Binding on Employers, Participants and Their Successors

         This Restoration Plan shall be binding upon and inure of the benefit of the Companies and to any other Employers participating in this Restoration Plan, their successors and assigns and to each Participant and his or her heirs, executors, administrators and duly appointed legal representatives.





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16.      Rights of Affiliates to Participate

         Any Employers participating in the Basic Plan may, in the future, adopt this Restoration Plan with the consent of the Companies provided the proper action is taken by the board of directors of such Employer. The administrative powers and control of the Companies, as provided in this Restoration Plan, shall not be deemed diminished under this Restoration Plan by reason of the participation of any other Employers, and the administrative powers and control granted hereunder to the Pension Committee shall be binding upon any Employer adopting this Restoration Plan. Each Employer adopting this Restoration Plan shall have the obligation to pay the benefits to its Participants who were in its employment hereunder and no other Employers shall have such obligation, and any failure by a particular Employer to live up to its obligations under this Restoration Plan shall have no effect on any other Employers. The Companies may discontinue this Restoration Plan at any time by proper action of their Boards of Directors subject to the provisions of Section 9.

17.      Law Governing

         This Restoration Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

         IN WITNESS WHEREOF, the undersigned duly authorized officers of Ansell Protective Products Inc. and Ansell Healthcare Products Inc. have executed this Plan.

                                             ANSELL PROTECTIVE PRODUCTS INC.

                                             By:  /s/ Jeffrey Cox
                                                  ---------------------------
                                                      Jeffrey Cox
                                                      Secretary and Treasurer

                                             ANSELL HEALTHCARE
                                             PRODUCTS INC.

                                             By:  /s/ Jeffrey Cox
                                                  ---------------------------
                                                      Jeffrey Cox
                                                      Secretary and Treasurer



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